                                                                      Exhibit 11

                            CALCULATION OF EARNINGS
                           PER SHARE OF COMMON STOCK
                            (In thousands of shares)

                                                    Thirteen Weeks Ended                      Thirty-nine Weeks Ended
                                                ---------------------------               ------------------------------
                                                October 3,         Sept 27,               October 3,               Sept 27,
                                                  1999              1998                    1999                    1998
                                                ---------------------------               ------------------------------
Number of shares of
Class A and Class B
Common stock outstanding
at beginning of
period                                           10,091             10,093                  10,093                10,089

Issuance of shares of
Class B common stock
(weighted), net of
forfeiture of re-
stricted stock awards                                 2                  2                      10                   12

Repurchase of Class B
common stock (weighted)                             (33)                (2)                    (18)                 (13)
                                                 ------              -----                  ------               ------

Shares used in the computation
of basic earnings per share                      10,060             10,093                  10,085               10,088

Adjustment to reflect
dilution from common stock
equivalents                                          41                 46                      42                   44
                                                 ------             ------                  ------               ------

Shares used in the computation
Of diluted earnings per share                    10,101             10,139                  10,127               10,132
                                                 ------             ------                 -------              -------

Net income available for
common shares                                   $51,452            $81,609                $163,838             $352,548
                                                 ------             ------                 -------              -------

Basic earnings per common
share                                             $5.12              $8.09                  $16.25               $34.95
                                                   ----               ----                   -----                -----

Diluted earnings
per common share                                  $5.10              $8.05                  $16.18               $34.79
                                                   ----               ----                   -----                -----